EXHIBIT 10.14

SYNDAX PHARMACEUTICALS, INC.

2015 OMNIBUS INCENTIVE PLAN

STOCK UNIT AGREEMENT – DEFERRED SETTLEMENT

Syndax Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby grants Stock Units denominated in shares of its common stock, par value $0.0001 per share (this “Award”), to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”), and in the Company’s 2015 Omnibus Incentive Plan (as amended from time to time, the “Plan”).

Name of Grantee:	________________________

Number of Stock Units:	________________________

Grant Date:	________________________

Vesting Start Date:	________________________

Vesting Schedule:

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this or Agreement should appear to be inconsistent with the Plan.

Grantee		Date:
(Signature)

Company:		Date:
(Signature)

Name:

Title:

Attachment

This is not a share certificate or a negotiable instrument.

SYNDAX PHARMACEUTICALS, INC.

2015 OMNIBUS INCENTIVE PLAN

FORM OF STOCK UNIT AGREEMENT

Stock Units

This Agreement evidences an award of stock units for Shares in the number set forth on the cover sheet and subject to the vesting and other conditions set forth in the Agreement and in the Plan (the “Stock Units”).

Transfer of Stock Units

The Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process. If you attempt to do any of these things, this Award will immediately become forfeited.

Issuance and Vesting of Stock Units; Issuance of Shares of Stock

The Company will issue your Stock Units in the name set forth on the cover sheet. The Stock Units shall be in the form of bookkeeping entries representing the right to receive one share of Stock upon vesting and settlement of each Stock Unit.

Your rights under the Stock Units and this Agreement will vest in accordance with the vesting schedule shown on the cover sheet so long as you continue in Service on the vesting dates set forth on the cover sheet.

No additional shares of Stock will vest after your Service has terminated for any reason.

Delivery

The Company will issue the Shares to which the then-vested Stock Units relate as set forth in this section. The resulting aggregate number of vested Shares will be rounded to the nearest whole number, and you cannot vest in more than the number of Shares covered by this grant.  One share will be issued for each Stock Unit that has vested hereunder on the first to occur of the following (such date, the “Settlement Date”) or such later date that is not later than December 31 of the calendar year in which the Settlement Date occurs, except as may be required pursuant to the section below entitled “Tax Consequences”:

•the date of your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions therein, a “Separation from Service”);

•the date of your “disability” (as defined under Treasury Regulation Section 1.409A-3(i)(4));

•the date of your death; or

•the date of a change in control of the Company that also would constitute a “change in control event” (as defined under Treasury Regulation Section 1.409A-3(i)(5), a “409A Change in Control”).

Change in Control

Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, this Award will become 100% vested (i) if it is not assumed, or equivalent stock units are not substituted for this Award, by the Company or its successor, or (ii) if assumed or substituted for, upon your Involuntary Termination within the 12-month period following the consummation of the Change in Control.  For the avoidance of doubt, the provisions set forth above in the section entitled “Delivery” shall still apply.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company or its successor for reasons other than Cause; or (ii) your voluntary resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and the Company, or if none, then following (a) a substantial adverse alteration in your title or responsibilities from those in effect immediately prior to the Change in Control; (b) a reduction in your annual base salary as of immediately prior to the Change in Control (or as the same may be increased from time to time) or a material reduction in your annual target bonus opportunity as of immediately prior to the Change in Control; or (c) the relocation of your principal place of employment to a location more than 35 miles from your principal place of employment as of the Change in Control or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of immediately prior to the Change in Control. To qualify as an “Involuntary Termination” you must provide notice to the Company of any of the foregoing occurrences within 90 days of the initial occurrence and the Company will have 30 days to remedy such occurrence. To the extent not remedied, you must terminate employment within 60 days following the expiration of the 30 day cure period for such occurrence to constitute an Involuntary Termination.

Forfeiture of Unvested Stock Units

Unless the termination of your Service triggers accelerated vesting or other treatment of your Stock Units pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or any Affiliate and you, you will automatically forfeit to the Company all of the unvested Stock Units in the event your Service terminates for any reason.

Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate or any confidentiality obligation with respect to the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of your rights to this Award, and the Stock Units will immediately expire.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company may determine, in its discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan.

Evidence of Issuance

The issuance of the shares of Stock delivered in settlement of the Stock Units evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, direct registration or issuance of one or more Stock certificates.

Withholding Taxes

You agree as a condition of this Award that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of the Stock Units or receipt of shares of Stock in settlement of such Stock Units. In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of the Stock Units or receipt of shares of Stock arising from this Award, the Company or any Affiliate will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of shares of Stock otherwise deliverable under this Agreement).

Retention Rights

This Agreement and Award evidenced hereby do not give you the right to be retained in the Service of the Company or any Affiliate, as applicable, in any capacity. Unless otherwise specified in a Service agreement or other written agreement between the Company or any Affiliate and you, reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until the shares of Stock have been issued upon settlement of this Award and either a certificate evidencing your shares of Stock have been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

This Award will be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Clawback

This Award is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you will reimburse the Company the amount of any payment in settlement of this Award earned or accrued during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated into the Agreement by reference.

Certain capitalized terms used in the Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation and/or severance agreement between you and the Company or any Affiliate will supersede this Agreement with respect to its subject matter.

Data Privacy

To administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Award, you give explicit consent to the Company to process any such personal data.
Tax Consequences

This Award is intended to comply with Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Each installment of Stock Units that vests hereunder is intended to constitute a “separate payment” for purposes of Code Section 409A. If you are a “specified employee” for purposes of Code Section 409A upon your Separation from Service, then the issuance of any shares, cash or other property that would otherwise be made on the date of your Separation from Service (or within the first six months thereafter as a result of your Separation from Service) will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the earlier of (i) the date that is six months and one day after the date of the Separation from Service or (ii) the date of your death, but if and only if such delay in the issuance is necessary to avoid the imposition of taxation on you in respect of the shares, cash or property under Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A and neither the Company, its Affiliates, the Board nor the Committee will have any liability to you for such tax or penalty.

By signing the Agreement, you agree to all of the terms and conditions described above and in the Plan.